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                                                                 EXHIBIT 23.01




INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Amendment No. 1 to the Registration Statement of Daedalus Enterprises, Inc. and subsidiaries (the "Company") on Form S-4 of our report relating to the consolidated financial statements of the Company dated September 23, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement, as amended.


We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE L.L.P.
Detroit, Michigan
April 21, 1998